Exhibit 99.1

China ACM Reports Third Quarter Fiscal Year 2013 Results, Provides Quarterly Guidance for the Fourth Quarter of Fiscal Year 2013, and Updates the Yearly Guidance for Fiscal Year 2013

China Advanced Construction Materials Group, Inc. (NASDAQ: CADC) ("China ACM" or the "Company"), a provider of ready-mix concrete and related technical services in China, has announced its financial results for the third quarter of fiscal year 2013 ended March 31, 2013. The Company will host a conference call to discuss the results at 8:00 a.m., Eastern Time on May 16, 2013. Further details are provided below.

Third Quarter FY 2013 Financial Highlights

  Revenue reduced 61.7% from the prior year the same quarter to $7.2 million
  Gross margin at 0.81%
  Net loss of $8.8 million or EPS of $(0.49)

Third Quarter FY 2013 Results

Revenue. Our revenue is primarily generated from sales of our advanced ready-mix concrete products, manufacturing services. For the three months ended March 31, 2013, we generated revenue of $7.2 million, compared to $18.9 million during the same period in 2012, a decrease of $11.7 million, or 61.7% . The decrease in our revenue is due primarily to decreased revenue from our manufacturing services and concrete sales for the three months ended March 31, 2013.

Our concrete sales revenue was approximately $7.2 million for the three months ended March 31, 2013, a decrease of $10.8 million or 60% from the three months ended March 31, 2012. The decrease in revenues from concrete sales was principally due to the decreased demand of concrete sales in line with slowing down of the housing market and overall economic growth. Revenue from our manufacturing services segment was $5,616 for the three months ended March 31, 2013, a decrease of $0.85 million, or 99.3%, as compared to the three months ended March 31, 2012. Such decrease in revenue was attributable principally to the suspension of operations of certain of our portable plants during the three months ended March 31, 2013.

Gross Profit. Gross profit was $0.1 million for the three months ended March 31, 2013, as compared to $2.1 million for the three months ended March 31, 2012. Our gross profit for the sale of concrete was $0.6 million, or 9.0% of revenue, for the three months ended March 31, 2013, as compared to $2.6 million, or 15% of revenue, for the same period last year. The decreased gross profit margin reflects lower demand and lower prices for our concrete products in Beijing as compared to the same period last year.

Our gross loss with respect to our manufacturing services segment was $0.6 million for the three months ended March 31, 2013, flat with $0.6 million gross loss for the same period last year.

Provision for doubtful accounts. We incurred provision for doubtful accounts of $1.3 million for the three months ended March 31, 2013, a decrease of $2.3 million, as compared to $3.6 million for the three months ended March 31, 2012. An estimate of doubtful accounts is recorded when collection of the full amount is no longer probable. Known bad debts are written off against allowance for doubtful accounts when identified. The accrual ratio is 5% for accounts receivable past due less than one year, 50% for accounts receivable past due from one to two years and 100% for accounts receivable past due beyond two years. In accordance with our allowance for doubtful accounts policy, at the end of each quarter, we conduct an aging analysis of each customer's arrears to determine whether allowance for doubtful accounts is adequate. In establishing allowance for doubtful accounts, we consider historical experience, economy, trends in the construction industry, the expected collectability of amount receivable that are past due, and the expected collectability of overdue receivables.

Selling, General and Administrative Expenses. Selling, general and administrative expenses consist of sales commissions, advertising and marketing costs, office rent and expenses, costs associated with staff and support personnel who manage our business activities, and professional and legal fees paid to third parties. We incurred selling, general and administrative expenses of $3.8 million for the three months ended March 31, 2013, an increase of $0.7 million, or 22%, as compared to $3.1 million for the three months ended March 31, 2012. The increase was principally due to an increase in salary and employment benefit expense, and advertising expense.

Net Loss. We recognized net loss of approximately $8.8 million for the three months ended March 31, 2013, as compared to net loss of approximately $4.2 million for the three months ended March 30, 2012, an increase of $4.6 million. Such increase in net loss was primarily due to the decrease in gross profits of concrete sales and manufacturing service, the increase in selling, general, and administrative expense, and an impairment charge for long-lived assets.

Balance Sheet Overview

China ACM had working capital of $37.8 million at March 31, 2013, including $2.3 million in cash and equivalents, $4.3 million in restricted cash and $63.2 million in total liabilities. Shareholders' equity was $61.8 million compared with $79 million at June 30, 2012. The total number of shares outstanding as of May 10, 2013 was 17.8 million.

Guidance Update

During the third quarter ended June 30, 2013, the management expects the Company to earn revenue of between $13 million and $15 million, recognize net loss of between $8 million and $9 million, and EPS of between $(0.45) and $(0.50) based on weighted average shares of 17.83 million.

In addition, the Company updates its full year guidance for the fiscal year ending June 30, 2013, and currently expects to earn revenue of between $72 million and $75 million, recognize net loss of $25 million to $ 27 million, and EPS of $(1.40) to $(1.51) based on weighted average shares of 17.83 million.

Conference Call

The Company will host a conference call with a live webcast and a full Q&A session on May 16, 2013, at 8:00 a.m., Eastern Time, to discuss financial results for the third quarter of Fiscal Year 2013.

Individuals interested in participating in the conference call may do so by dialing 877-407-8035 from the United States, or +1 201-689-8035 from outside the United States, and referencing conference ID number 414699.

A replay of the call will remain available until June 15, 2013, at 11:59 PM.

To access the replay, please dial either of the following numbers:

USA: 877-660-6853	International: +1 201-612-7415

To pre-check system compatibility prior to the call, visit:

http://www.investorcalendar.com/aboutus/HelpDesk.asp

About China ACM

China ACM is a producer of advanced, certified eco-friendly ready-mix concrete (RMC) and provider of related technical services for large scale, high-speed rail (HSR) and other complex infrastructure projects. Leveraging its proprietary technology and value-add engineering services model, the Company has won work on many high profile projects including the 30,000 km China HSR expansion, the Olympic Stadium Bird's Nest, Beijing South Railway Station, Beijing International Airport, National Centre for Performing Arts, CCTV Headquarters, Beijing Yintai Building and U.S. and French embassies.

More information about China ACM is available at www.china-acm.com.

Contact: China ACM Investor Relations:

Phone: +86-10-82525361

E-mail: IR@china-acm.com

Safe Harbor Statement

This press release contains statements that are forward-looking in nature, including statements regarding the Company's competitive position and product and service offerings. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties, which may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; and the Company's ability to manage its business effectively in a rapidly evolving market. Certain of these and other risks are set forth in more detail in "Item 1A. Risk Factors" in China ACM's Form 10-K for the fiscal year ended June 30, 2012. China ACM does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	June 30,
ASSETS	2013	2012

CURRENT ASSETS:
Cash	$2,252,496	$2,409,914
Restricted cash	4,324,090	6,536,082
Accounts and notes receivable, net of allowance for doubtful accounts of $33,291,143 and $24,913,151, respectively	66,096,131	109,977,143
Inventories	846,488	2,042,156
Other receivables and advances, net	5,226,523	1,298,942
Other receivable from termination of lease, net	6,167,396
Prepayments	9,055,149	11,694,758
Deferred tax assets	3,293,051	3,293,051
Total current assets	97,261,324	137,252,046

PROPERTY, PLANT AND EQUIPMENT, net	16,448,846	20,622,505

OTHER ASSETS:
Other receivable from termination of lease, net	6,046,218	-
Advances on equipment purchases	4,646,510	4,617,360
Prepayments	-	1,140,498
Deferred tax assets	578,413	578,413
Total other assets	11,271,141	6,336,271

Total assets	$124,981,311	$164,210,822

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Short term loans, banks	$14,664,800	$19,008,000
Short term borrowing	267,154	-
Accounts payable	38,247,116	57,171,917
Customer deposits	1,219,481	798,096
Other payables	1,147,510	4,514,828
Other payables - shareholders	751,378	804,001
Accrued liabilities	819,845	1,712,414
Warrants liability	-	132,427
Capital lease obligations-current	1,813,477	-
Taxes payable	548,930	1,064,953
Total current liabilities	59,479,691	85,206,636
OTHER LIABILITIES
Capital lease obligations-non current	3,707,677	-
Total liabilities	63,187,368	85,206,636

Commitments and contingencies

SHAREHOLDERS' EQUITY:

Preferred stock, $0.001 par value, 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value, 74,000,000 shares authorized, 17,839,464 and 17,829,464 shares issued and outstanding as of March 31, 2013 and June 30, 2012, respectively	17,839	17,829
Additional paid-in capital	35,209,004	35,154,257
Retained earnings	11,327,801	29,010,766
Statutory reserves	6,248,357	6,248,357
Accumulated other comprehensive income	8,990,942	8,572,977
Total shareholders' equity	61,793,943	79,004,186
Total liabilities and shareholders' equity	$124,981,311	$164,210,822

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2013	2012	2013	2012
REVENUE
Sales of concrete	$7,221,971	$18,055,172	$55,159,367	$98,121,928
Manufacturing services	5,616	859,326	4,456,196	7,937,472
Total revenue	7,227,587	18,914,498	59,615,563	106,059,400

COST OF REVENUE
Concrete	6,595,355	15,406,059	45,178,730	78,219,193
Manufacturing services	573,922	1,434,725	3,849,999	7,478,478
Total cost of revenue	7,169,277	16,840,784	49,028,729	85,697,671

GROSS PROFIT	58,310	2,073,714	10,586,834	20,361,729

PROVISION FOR DOUBTFUL ACCOUNTS	1,292,052	3,559,143	11,101,244	13,920,185
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	3,761,220	3,076,851	9,408,162	9,007,506
RESEARCH AND DEVELOPMENT EXPENSES	205,343	684,523	779,135	2,739,978
LOSS FROM TERMINATION OF LEASE	-	-	4,096,984	-
IMPAIRMENT LOSS OF LONG-LIVED ASSETS	250,746	-	250,746	-
LOSS FROM OPERATIONS	(5,451,051)	(5,246,803)	(15,049,437)	(5,305,940)

OTHER INCOME (EXPENSE), NET
Other subsidy income	433,656	1,134,916	3,576,935	6,373,939
Non-operating income (expense), net	(3,643,362)	(76,464)	(4,284,234)	(115,373)
Change in fair value of warrants liability	30,776	47,418	132,427	(154,080)
Interest income	280,342	89,578	338,403	425,029
Interest expense	(404,424)	(543,219)	(1,585,696)	(1,242,434)
TOTAL OTHER INCOME (EXPENSE), NET	(3,303,012)	652,229	(1,822,165)	5,287,081

LOSS BEFORE PROVISION FOR INCOME TAXES	(8,754,063)	(4,594,574)	(16,871,602)	(18,859)

PROVISION (BENEFIT) FOR INCOME TAXES	36,027	(389,168)	811,363	649,837
NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(8,790,090)	$(4,205,406)	$(17,682,965)	$(668,696)

COMPREHENSIVE INCOME (LOSS):
Net Loss	(8,790,090)	(4,205,406)	(17,682,965)	(668,696)
Foreign currency translation adjustment	378,779	515,684	417,965	1,954,252
COMPREHENSIVE INCOME (LOSS)	$(8,411,311)	$(3,689,722)	$(17,265,000)	$1,285,556

LOSS PER COMMON SHARE ALLOCATED TO COMMON SHAREHOLDERS
Weighted average number of shares:
Basic and diluted	17,839,464	17,822,623	17,837,530	17,814,837

Loss per share:
Basic and diluted	$(0.49)	$(0.24)	$(0.99)	$(0.04)

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the nine months ended
	March 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(17,682,965)	$(668,696)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation	2,732,964	3,299,211
Stock-based compensation expense	54,757	112,680
Deferred tax benefit	-	(2,366,431)
Provision for doubtful accounts	11,101,244	13,920,185
Change in fair value of warrants liability	(132,427)	154,080
Loss realized from disposal of property, plant, and equipment	3,766,895	49,363
Loss from termination of lease	4,096,984	-
Impairment loss of long-lived assets	250,746	-
Changes in operating assets and liabilities
Accounts and notes receivable	(1,386,175)	(27,445,560)
Inventories	1,114,636	(487,577)
Other receivables	(479,144)	123,334
Prepayments	2,528,160	(6,702,172)
Long term prepayments	-	1,265,447
Other receivable from termination of lease	2,409,825	-
Accounts payables	(2,688,926)	8,206,872
Customer deposits	414,518	364,332
Other payables	(2,995,764)	299,866
Accrued liabilities	(897,456)	(700,732)
Taxes payable	(492,554)	1,354,597
Net cash provided by (used in) operating activities	1,715,318	(9,221,201)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of property, plant, and equipment	673,315	6,288
Purchases of property, plant and equipment	(267,744)	(251,062)
Purchase of capital lease equipment	(287,707)	-
Proceeds from investments, net of payments for investments	-	12,418,800
Net cash provided by investing activities	117,864	12,174,026

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short term loan	23,375,600	25,314,820
Payments for short term loan	(27,798,500)	(18,163,410)
Proceeds from short term borrowing	3,773,251	-
Payments for short term borrowing	(3,507,270)	-
Rent payable to shareholder	(52,723)	11,891
Restricted cash	2,243,361	(8,244,543)
Net cash used in financing activities	(1,966,281)	(1,081,242)
EFFECT OF EXCHANGE RATE CHANGE ON CASH	(24,319)	(21,936)
NET INCREASE (DECREASE) IN CASH	(157,418)	1,849,647
CASH, beginning of period	2,409,914	1,610,699
CASH, end of period	$2,252,496	$3,460,346